EXHIBIT 5.1

June 21, 2021

The E.W. Scripps Company
312 Walnut Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of The E.W. Scripps Company, an Ohio corporation (the “ Company”). I have acted as counsel to the Company in connection with the filing with the Securities and Exchange Commission on the date hereof of a Registration Statement on Form S-8 (the “Registration Statement”) registering an additional 4,000,000 of the Company’s Class A Common Shares, $0.01 par value per share (the “Common Shares”), which may be issued or delivered under The E.W. Scripps Company 2010 Long-Term Incentive Plan, as amended and restated as of May 3, 2021 (the “Plan”).

I have examined such documents as I have deemed necessary or appropriate to enable me to render this opinion, including: (a) the Amended Articles of Incorporation, as amended, of the Company, (b) Amended and Restated Code of Regulations of the Company, (c) the Plan, (d) the Registration Statement, and (e) corporate records and proceedings of the Company.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

Based upon the matters stated herein and subject to the qualifications set forth herein, it is my opinion that, upon the payment for Common Shares in accordance with the terms of the Plan (assuming, except as to treasury shares, that the per share consideration is at least equal to the par value of the Common Shares) and issuance or delivery of such Common Shares as provided in the Plan, such Common Shares will be validly issued, fully paid and non-assessable.

My opinion expressed above is subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Ohio.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement.

Sincerely,

/s/ William Appleton
William Appleton
Executive Vice President and General Counsel